UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 11, 2013

RVUE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

000-54348	94-3461079
(Commission File Number)	(IRS Employer Identification No.)

100 N.E. 3rd Avenue, Suite 200, Fort Lauderdale, Florida 33301
(Address of Principal Executive Offices) (Zip Code)

954-525-6464

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 11, 2013, Michael Mullarkey resigned as the Chief Executive Officer and acting Chief Financial Officer of rVue Holdings, Inc. (the “Company”).  However, Mr. Mullarkey will continue in his role as the Executive Chairman of the Board of Directors of the Company (the “Board”).

Effective April 11, 2013, the Board appointed Mark Pacchini, who has been a member of the Board since February 16, 2013, as the Company’s President, Chief Executive Officer and acting Chief Financial Officer.  Mr. Pacchini will be responsible for the Company’s strategy, leadership, and day-to-day financial and operational activities.

Mr. Pacchini, 57 years old, retired from Draftfcb in 2012, after 32 years with the advertising and communications company. During that time, Mr. Pacchini held several key positions. Most recently, Mr. Pacchini served as President of the Asia Pacific Region (2009-2012) and led a period of significant growth (both revenue and profit) in China. This growth was driven by strict cost control and new business wins on Beiersdorf, Kraft, Shanghai GM, Haier, SCJ and the expansion of its digital operations. He was also President of the firm's West Coast operations (from 2006-2012) that covered San Francisco, Seattle and Orange County. This group saw its revenue and profit increase fourfold over those six years. That growth came via organic and new business wins on Taco Bell, Dockers, EA Sports, Del Monte, Pet Co and Pacific Gas & Electric.  Mr. Pacchini was President of Global Accounts (2006-2009), working with a roster of global clients including Beiersdorf (Nivea), Boeing, Coors, Dow, Kraft, Moneygram, SC Johnson and Yum (Pizza Hut, Taco Bell and KFC).  In 2005-2006 when FCB and it's sister agency Draft were combined to form Draftfcb, Mr. Pacchini was a member of the executive team that lead the merger. He remained on the Executive Committee until he retired. From 2001-2008, Mr. Pacchini was co-general manager and then co-president of FCB Chicago, which was the largest office in the FCB/IPG network. During this seven-year period, the office registered unprecedented revenue and profit levels and had over 1200 employees.  In 1995, Mr. Pacchini co-lead a team that won the SC Johnson global business. As a result, the account went from a handful of brands in 12 countries to over 20 brands in 80+ countries. In order to provide world-class service across the planet, Mr. Pacchini and his team opened offices in Brazil and set up "affiliates" in Eastern Europe including Russia. From 1995 to 2011, SCJ grew to be the largest global account at Draftfcb and one of the top 5 at IPG. At its peak, the account brought in approximately $100 million in annual revenue and had over 425 full time equivalents (FTEs).

Mr. Pacchini earned his Master's Degree in Advertising from Northwestern University and was presented with the Harrington Award as the program's top student. He also received a Bachelor's Degree in Business Administration from Western Michigan University. He graduated Magna Cum Laude with majors in both Business and Communications.

Effective April 11, 2013, the Board also appointed Eric Kristoff, 43 years old, as the Company’s Chief Technology Officer and Executive Vice President of Technology and Operations. He will be responsible for leading the technology platform development and operations, and building out the IP portfolio.

Mr. Kristoff joined the Company after 16 years with UBS AG as a Senior Infrastructure Architect, within the Group CTO organization. During his career at UBS, Mr. Kristoff held a variety of technology and management positions. He was previously head of emerging technologies incubation for the investment bank and held various R&D, program management and service delivery roles. He led the adoption of the bank's first external cloud computing-type service. Mr. Kristoff program-managed the investment bank's high performance computing grid, one of the largest on Wall Street, achieving best-in-class efficiency. He drove UBS strategic IT requirements into external industry and standards bodies to help ensure that strategic priorities were met. He has managed global infrastructure deployments, development of knowledge management systems and global vendor management training. Mr. Kristoff studied Computer Science and Engineering at University of Illinois at Chicago.

Neither Mr. Pacchini nor Mr. Kristoff has any family relationship with any officer or director of the Company or been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

Item 8.01. Other Events.

On April 16, 2013, the Company issued a press release announcing the appointment of Mr. Pacchini as President and CEO and Mr. Kristoff as CTO. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.      Description

99.1     Press Release dated April 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RVUE HOLDINGS, INC.

Dated: May 8, 2013	By: /s/ Mark Pacchini
Mark Pacchini
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated April 16, 2013